EXHIBIT 99.1

PRESS RELEASE                                         Contact:  Carrizo Oil & Gas, Inc.
                                                            B. Allen Connell, Director of Investor Relations
                              Paul F. Boling, Chief Financial Officer
                                 (713) 328-1000

CARRIZO OIL & GAS, INC. INTENDS TO FILE FORM 10-K ON APRIL 10TH; RECEIVED REPORTING DELINQUENCY NOTICE FROM NASDAQ

HOUSTON, April 7, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported it intends to file its 2005 Form 10-K on April 10th, before the end of the grace period which, in turn, will bring the Company back into reporting compliance.

In connection with Carrizo’s delayed Form 10-K filing, due to the previously announced financial restatement, the Company received a letter from NASDAQ on April 3, 2006, indicating that as a result of the Company’s failure to timely file its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”), the Company is not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). This rule requires the Company to make all filings timely with the SEC, as required by the Securities Exchange Act of 1934, as amended. The Company has a seven day grace period, ending on the close of business April 10, 2006. If the Company does not file by April 10th, it will request a hearing with NASDAQ, which automatically stays the delisting review and determination process.

Statements in this report, including but not limited to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the timing of filings with the SEC and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors and other risks described in the Company’s Form 10-K for the year ended December 31, 2004 and its other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward looking statement.